LAW FIRM OF FREDERICK M. LEHRER, P. A.
200 North Federal Highway, Suite 200
Boca Raton, Florida 33486
Telephone: (561) 210-8599
Facsimile: (561) 210-8301
Email: flehrer@securitiesattorney1.com

January 6, 2011

Nutra Pharma Corp.
2776 University Drive
Coral Springs, Florida 33065
Attn: Board of Directors

Re:           Nutra Pharma Corp.

Gentlemen:

The Law Firm of Frederick M. Lehrer, P. A. (the “Law Firm”) has acted as counsel to Nutra Pharma Corp. (the “Company”), a California corporation, in the preparation on a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on December 14, 2010 and amended on January 6, 2011.  The Registration Statement is being filed in accordance with that certain Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC (“Lincoln Park”) dated as of November 8, 2010 (the “Agreement”) with respect to 62,000,000 shares of common stock ($0.001 par value) to be registered upon the Registration Statement, consisting of:

1)	1,666,667 purchase shares already issued to Lincoln Park;
2)	1,666,667 shares issuable to Lincoln Park under the Warrant;
3)	400,000 initial commitment shares already issued to Lincoln Park:
4)	55,666,666 purchase shares issuable to Lincoln Park under the Purchase Agreement; and
5)	2,600,000 additional commitment shares to be issued pro rata to Lincoln Park

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such shares as shall be offered by Lincoln Park pursuant to the Prospectus which is part of the Registration Statement and (ii) such shares as shall be sold by the Company to Lincoln Park in accordance with the Agreement for valid consideration.

In so acting, this Law Firm has examined and relied upon such records, documents and other instruments as in this Law Firm’s judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to the Law Firm as originals, and the conformity to original documents of all documents submitted to the Law Firm as certified or photostatic copies.   These documents include the Company’s Certificate of Incorporation, Bylaws, minutes, Board resolutions, the financial statements contained in the Prospectus and information and records provided by the Company’s transfer agent.  On the basis of the foregoing, we are of the opinion that (i) the 62,000,000 shares of common stock issuable to Lincoln Park will be, when issued and paid for in accordance with terms of the Agreement, validly issued, duly authorized, fully paid and non-assessable.  Additionally, the 279,141,899 shares of common stock currently outstanding and offered under the Prospectus are validly issued, duly authorized, fully paid and non-assessable. This opinion is based upon the laws of the state of California.

The Law Firm hereby consents to the use of this opinion in the Prospectus discussion of the opinion in and to being named in the “Expert” section of the Registration Statement. The Law Firm also consents to the Reproduction of the opinion as Exhibit 5 to the Registration Statement filed with the Commission.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

The Law Firm of Frederick M. Lehrer, P. A.

/s/ Frederick M. Lehrer
By:	Frederick M. Lehrer, Esquire
Sole Director of The Law Firm of Frederick M. Lehrer, P.A.
For the Firm